Exhibit 10.12

Director and Officer Indemnification Agreement

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made as of this          day of                     ,                     , between SMART Technologies Inc. (the “Corporation”), a corporation incorporated under the Business Corporations Act (Alberta) and                      (the “Indemnified Party”).

RECITALS:

A. The Board of Directors of the Corporation (the “Board”) has determined that the Corporation should act to assure the Indemnified Party of reasonable protection through indemnification against certain risks arising out of service to, and activities on behalf of, the Corporation to the extent permitted by law.

NOW THEREFORE the parties agree as follows:

1. Indemnification. The Corporation will, subject to Section 2, indemnify and save harmless the Indemnified Party and the heirs and legal representatives of the Indemnified Party to the fullest extent permitted by applicable law:

1.1 from and against all Expenses (as defined below) sustained or incurred by the Indemnified Party in respect of any civil, criminal, administrative, investigative or other Proceeding (as defined below) to which the Indemnified Party is made a party by reason of being or having been a director or officer of the Corporation; and

1.2 from and against all Expenses sustained or incurred by the Indemnified Party as a result of serving as a director or officer of the Corporation in respect of any act, matter, deed or thing whatsoever made, done, committed, permitted or acquiesced in by the Indemnified Party as a director or officer of the Corporation, whether before or after the effective date of this Agreement and whether or not related to a Proceeding.

“Expenses” means all costs, charges, damages, awards, settlements, liabilities, fines, penalties, statutory obligations, professional fees and retainers and other expenses of whatever nature or kind, provided that any such costs, charges, professional fees and other expenses shall be reasonable.

“Proceeding” will include a claim, demand, suit, proceeding, inquiry, hearing, discovery or investigation, of whatever nature or kind, whether anticipated, threatened, pending, commenced, continuing or completed, and any appeal, and whether or not brought by the Corporation.

2. Entitlement to Indemnification

2.1 The rights provided to an Indemnified Party hereunder will, subject to applicable law, apply without reduction to an Indemnified Party provided that: (a) the Indemnified Party acted honestly and in good faith with a view to the best interests of the Corporation or other entity described in Section 2.3; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Party had reasonable grounds for believing that his or her conduct was lawful.

2.2 This indemnity will not apply to (a) claims initiated by the Indemnified Party against the Corporation or any subsidiary except for claims relating to the enforcement of this Agreement; (b) claims initiated by the Indemnified Party against any other person or entity unless the Corporation or other party described in Section 2.3 has joined with the Indemnified Party in or consented to the initiation of that

Proceeding; and (c) claims by the Corporation for the forfeiture and recovery by the Corporation of bonuses or other compensation received by the Indemnified Party from the Corporation due to the Indemnified Party’s violation of applicable securities or other laws. To the extent prior court or other approval is required in connection with any indemnification obligation of the Corporation hereunder, the Corporation will seek and use all reasonable efforts to obtain that approval as soon as reasonably possible in the circumstances.

2.3 The indemnities in this Agreement also apply to an Indemnified Party in respect of his or her service at the Corporation’s request as (a) an officer or director of another corporation or (b) a similar role with another entity, including a partnership, trust, joint venture or other unincorporated entity.

3. Presumptions/Knowledge

3.1 For purposes of any determination hereunder the Indemnified Party will be deemed, subject to compelling evidence to the contrary, to have acted in good faith and/or in the best interests of the Corporation. The Corporation will have the burden of establishing the absence of good faith.

3.2 The knowledge and/or actions, or failure to act, of any other director, officer, agent or employee of the Corporation or any other entity will not be imputed to the Indemnified Party for purposes of determining the right to indemnification under this Agreement.

3.3 The Corporation will have the burden of establishing that any Expense it wishes to challenge is not reasonable.

4. Notice by Indemnified Party. As soon as is practicable, upon the Indemnified Party becoming aware of any Proceeding which may give rise to indemnification under this Agreement other than a Proceeding commenced by the Corporation, the Indemnified Party will give written notice to the Corporation. Failure to give notice in a timely fashion will not disentitle the Indemnified Party to indemnification.

5. Investigation by Corporation. The Corporation may conduct any investigation it considers appropriate of any Proceeding of which it receives notice under Section 4, and will pay all costs of that investigation. Upon receipt of reasonable notice from the Corporation, the Indemnified Party will, acting reasonably, co-operate fully with the investigation provided that the Indemnified Party will not be required to provide assistance that would prejudice: (a) his or her defence; (b) his or her ability to fulfill his or her business obligations; or (c) his or her business and/or personal affairs. The Indemnified Party will, for the period of time that s/he cooperates with the Corporation with respect to an investigation, be compensated by the Corporation at the rate of $1,500 per day (or partial day) plus out-of-pocket Expenses actually incurred by or on behalf of the Indemnified Party in connection therewith, provided that the Indemnified Party will not be entitled to the per diem if he/she is employed as an officer of the Corporation on such day.

6. Payment for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that the Indemnified Party is, by reason of the fact that the Indemnified Party is or was a director or officer of the Corporation or another entity, or acting in a capacity similar to an officer or director of another entity, at the Corporation’s request, a witness or participant other than as a named party in a Proceeding, the Corporation will pay to the Indemnified Party all out-of-pocket Expenses actually and reasonably incurred by or on behalf of the Indemnified Party in connection therewith. The Indemnified Party will also be compensated by the Corporation at the rate of $1,500 per day (or partial day) provided that the Indemnified Party will not be entitled to the per diem if he/she is a full-time employee of the Corporation on such day.

7. Expense Advances. The Corporation will, upon request by the Indemnified Party, make advances (“Expense Advances”) to the Indemnified Party of all Expenses for which the Indemnified Party seeks indemnification under this Agreement before the final disposition of the relevant Proceeding. Expense Advances may include anticipated Expenses. In connection with such requests, the Indemnified Party will provide the Corporation with a written affirmation of the Indemnified Party’s good faith belief that the Indemnified Party is legally entitled to indemnification in accordance with this Agreement, along with sufficient particulars of the Expenses to be covered by the proposed Expense Advance to enable the Corporation to make an assessment of its reasonableness. The Indemnified Party’s entitlement to such Expense Advance will include those Expenses incurred in connection with any Proceeding by the Indemnified Party against the Corporation seeking an adjudication or award pursuant to this Agreement. The Corporation will make payment to the Indemnified Party within 10 days after the Corporation has received the foregoing information from the Indemnified Party. All Expense Advances for which indemnification is sought must relate to Expenses anticipated within a reasonable time of the request.

The Indemnified Party will repay to the Corporation all Expense Advances not actually required and will repay all Expense Advances if the conditions of Section 2 are not met. If requested by the Corporation, the Indemnified Party will provide a written undertaking to the Corporation confirming the Indemnified Party’s obligations under the preceding sentence as a condition to receiving an Expense Advance.

8. Indemnification Payments. Subject to Section 2 and with the exception of Expense Advances which are governed by Section 7, the Corporation will pay to the Indemnified Party any amounts to which the Indemnified Party is entitled hereunder promptly upon the Indemnified Party providing the Corporation with reasonable details of the claim. The Corporation will, forthwith after any request for payment to or for an Indemnified Party, seek any court approval that may be required to permit payment. If the conditions of Section 2 are not met, the Corporation will not be required to pay the Indemnified Party any amounts pursuant to this indemnification and, further, the Indemnified Party will repay all amounts paid thereto by the Corporation pursuant to this indemnification.

9. Right to Independent Legal Counsel. If the Indemnified Party is named as a party or a witness to any Proceeding, or the Indemnified Party is questioned or any of his or her actions, omissions or activities are in any way investigated, reviewed or examined in connection with or in anticipation of any actual or potential, to any Proceeding, the Indemnified Party will be entitled to retain independent legal counsel at the Corporation’s expense to act on the Indemnified Party’s behalf to provide an initial assessment to the Indemnified Party of the appropriate course of action for the Indemnified Party. The Indemnified Party will be entitled to continued representation by independent counsel at the Corporation’s expense beyond the initial assessment unless the parties agree that there is no conflict of interest between the Corporation and the Indemnified Party that necessitates independent representation.

10. Settlement. The parties will act reasonably in pursuing the settlement of any Proceeding. The Corporation may not negotiate or effect a settlement of claims against the Indemnified Party without the consent of the Indemnified Party, acting reasonably. The Indemnified Party may negotiate and effect a settlement without the consent of the Corporation but the Corporation will not be liable for indemnification under this Agreement with respect to any settlement negotiated without its prior written consent, which consent will not be unreasonably withheld or delayed.

11. Directors’ & Officers’ Insurance. The Corporation will ensure that its liabilities under this Agreement, and the potential liabilities of the Indemnified Party that are subject to indemnification by the Corporation pursuant to this Agreement, are at all times supported by a directors’ and officers’ liability insurance policy that has been approved by the Board. If the Corporation is sold or enters into any business combination or other transaction as a result of which the directors’ and officers’ liability insurance policy is terminated and not replaced with a substantially similar policy equally applicable to the Indemnified Party, the Corporation will cause run off “tail” insurance to be purchased for the benefit of the Indemnified Party with substantially the same coverage for the balance of the 6-year term set out in Section 20 without any gap in coverage. The Corporation will provide to the Indemnified Party a copy of each policy of insurance providing the coverages contemplated by this Section promptly after coverage is obtained, and evidence of each annual renewal thereof, and will promptly notify the Indemnified Party if the insurer cancels, makes material changes to coverage or refuses to renew coverage (or any part of the coverage).

12. Arbitration. All disputes, disagreements, controversies or claims arising out of or relating to this Agreement, including, without limitation, with respect to its formation, execution, validity, application, interpretation, performance, breach, termination or enforcement will be determined by arbitration before a single arbitrator under the Alberta Arbitration Act, R.S.A. 2000, c.A-43. The arbitrator will determine, based on the outcome of the arbitration, the breakdown between the Corporation and the Indemnified Party of the costs for conducting the arbitration.

13. Tax Adjustment. Should any payment made pursuant to this Agreement, including the payment of insurance premiums or any payment made by an insurer under an insurance policy, be deemed to constitute a taxable benefit or otherwise be or become subject to any tax or levy, then the Corporation will pay any amount necessary to ensure that the amount received by or on behalf of the Indemnified Party, after the payment of or withholding for tax, fully reimburses the Indemnified Party for the actual cost, expense or liability incurred by or on behalf of the Indemnified Party.

14. Cost of Living Adjustment. The $1,500 per diem payable pursuant to Sections 5 and 6 will be adjusted to reflect changes from the date of this Agreement in the All-items Cost of Living Index for Toronto prepared by Statistics Canada or any successor index or government agency.

15. Governing Law. This Agreement will be governed by the laws of the Province of Alberta and the federal laws of Canada applicable therein.

16. Priority and Term. This Agreement will supersede any previous agreement between the Corporation and the Indemnified Party dealing with this subject matter, and will be deemed to be effective as of the date that is the earlier of (a) the date on which the Indemnified Party first became a director or officer of the Corporation; or (b) the date on which the Indemnified Party first served, at the Corporation’s request, as a director or officer, or an individual acting in a capacity similar to a director or officer, of another entity.

17. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the provisions of this Agreement are fulfilled to the fullest extent possible.

18. Binding Effect; Successors and Assigns. This Agreement shall bind and enure to the benefit of the successors, heirs, executors, personal and legal representatives and permitted assigns of the parties hereto, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Corporation. The Corporation shall require and cause any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement in form and substance reasonably satisfactory to the Indemnified Party, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. Subject to the requirements of this Section 18, this Agreement may be assigned by the Corporation to any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation. This Agreement may not be assigned by the Indemnified Party.

19. Covenant. The Corporation hereby covenants and agrees that it will not take any action, including, without limitation, the enacting, amending or repealing of any by-law, which would in any manner adversely affect or prevent the Corporation’s ability to perform its obligations under this Agreement.

20. Survival. The obligations of the Corporation under this Agreement, other than Section 11, will continue until the later of (a) 15 years after the Indemnified Party ceases to be a director or officer of the Corporation or any other entity in which he or she serves in a similar capacity at the request of the Corporation and (b) one year after the final termination of all Proceedings commenced prior to the expiration of such 15-year period with respect to which the Indemnified Party is entitled to claim indemnification hereunder. The obligations of the Corporation under Section 11 of this Agreement will continue for 6 years after the Indemnified Party ceases to be a director of the Corporation or any other entity in which he or she serves in a similar capacity at the request of the Corporation.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement.

SMART TECHNOLOGIES INC.

by:
Name: Title: Authorized Signing Officer

Witness Signature

Witness Name		Director/Officer Name